Exhibit 12.2


                                 USX CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      TOTAL ENTERPRISE BASIS - (Unaudited)
                -------------------------------------------------
                              (Dollars in Millions)

                               Three Months
                                  Ended           Year Ended December 31
                                 March 31    --------------------------------
                                1994  1993*   1993   1992    1991   1990   1989
                                ----  -----   ----   ----    ----   ----   ----
Portion of rentals
  representing interest          $21    $22    $84    $87     $91    $88    $79
Capitalized interest              24     24    105     78      63     50     42
Other interest and fixed
  charges                         97     94    372    408     474    554    761
                                ----   ----   ----   ----    ---- ------ ------
Total fixed charges (A)         $142   $140   $561   $573    $628   $692   $882
                                ====   ====   ====   ====    ====   ====   ====
Earnings-pretax income (loss)
  with applicable
  adjustments (B)               $261   $226   $280   $376   $(53) $1,935 $2,271
                                ====   ====   ====   ====    ==== ====== ======
Ratio of (B) to (A)             1.84   1.61    (a)    (b)     (c)   2.80   2.57
                                ====   ====   ====   ====    ====   ====   ====

*Restated
(a)   Earnings did not cover fixed charges by $281 million.
(b)   Earnings did not cover fixed charges by $197 million.
(c)   Earnings did not cover fixed charges by $681 million.